EXHIBIT 23.1

                   [Letterhead of PricewaterhouseCoopers LLP]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Prospectus Supplement of The Money Store relating to The Money Store Trust 1998-C, of our report dated February 3, 1998, on our audits of the consolidated financial statements of MBIA Insurance Corporation and Subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts".



                                 /s/ PricewaterhouseCoopers LLP
                                 PricewaterhouseCoopers LLP


New York, New York
September 23, 1998